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EXHIBIT 3.3

                           CERTIFICATE OF DESIGNATIONS
                                       OF
                            SERIES A' PREFERRED STOCK
                                       OF
                                 ENTROPIN, INC.
                             A DELAWARE CORPORATION


                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)


Entropin, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a duly called meeting of the Board of Directors (the "Board") on February 7, 2003.

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Corporation's Certificate of Incorporation (the "Certificate"), the Board hereby creates and designates a new series of Preferred Stock, par value $0.0001 per share (the "Preferred Stock"), of the Corporation to be called Series A' Preferred Stock (the "Series A' Preferred Stock"). The number of authorized shares of Series A' Preferred Stock and the relative rights, preferences, and limitations of the Series A' Preferred Stock are hereby fixed as follows:

The authorized number of shares of Series A' Preferred Stock shall be three million two hundred ten thousand four hundred eighty seven (3,210,487). Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of any series of Series A' Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into such series of Series A' Preferred Stock.

    Section 1: DIVIDENDS. The holders of outstanding shares of Series A' Preferred Stock shall be entitled to receive an annual dividend equal to eight percent of the value of each share, which value shall be $1.00 per share. This dividend shall be non-cumulative.

    Section 2: REDEMPTION.

         A. REDEMPTION/CANCELLATION PERIOD. The Series A' Preferred Stock shall be issued and outstanding until no later than January 16, 2015 (the "Redemption/Cancellation Period"), at which time the Series A' Preferred Stock shall have been redeemed in whole or in part pursuant to the terms and conditions of Sections 2.B and/or 2.C or such shares shall automatically be canceled without further action by the Corporation pursuant to Section 2.G below.

         B. MANDATORY REDEMPTION RIGHTS. All outstanding shares of Series A' Preferred Stock shall be subject to mandatory redemption by the Corporation each fiscal year during the Redemption/Cancellation Period solely pursuant to the following terms and conditions:



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                  1. DETERMINATION OF AVAILABLE FUNDS FOR REDEMPTION. "Available
Funds" means an amount equal to more than twenty percent but less than fifty percent of "Earnings" of the Corporation for the Fiscal Year within the meaning of Statement of Financial Accounting Concepts No. 5 and shall in no event exceed "net cash flow from operating activities" within the meaning of Statement of Financial Accounting Standards No. 95 for the Fiscal Year. Within 120 days after the end of each fiscal year of the Corporation during the Redemption/Cancellation Period (the "Fiscal Year"), the Board of Directors shall by resolution: (x) determine whether as of the conclusion of the prior Fiscal Year there were any Available Funds for redemption of all or part of the outstanding Series A' Preferred Stock; and (y) declare a specific amount of such Available Funds to be paid by the Corporation for redemption of Series A' Preferred Stock (the "Designated Available Funds") for that Fiscal Year. The amount of Designated Available Funds shall be set by the Board of Directors in its sole and absolute discretion. In making the determination of the existence of Available Funds for any Fiscal Year, the designation of Designated Available Funds for any Fiscal Year, and/or the decision of any matter relating thereto, the Board of Directors may rely upon such information and advisors they deem necessary and appropriate in their own judgment and/or pursuant to the provisions of the certificate of incorporation of the Corporation, as amended from time to time (the "Certificate of Incorporation"), the bylaws of the Corporation, as amended from time to time (the "Bylaws"), and law then in effect.

                  2. DETERMINATION OF THE NUMBER OF SHARES TO BE REDEEMED FROM EACH HOLDER. Each stockholder holding Series A' Preferred Stock shall be entitled to participate on a pro rata basis in any mandatory redemption by the Corporation under this Section 2.B. The total number of shares of Series A' Preferred Stock to be redeemed in each Fiscal Year during the Redemption/Cancellation Period shall be determined by dividing: (x) the Designated Available Funds amount for that Fiscal Year; by (y) the number of issued and outstanding shares of Series A' Preferred Stock as of the last day of the Fiscal Year for which the redemption is being made. Each holder of Series A' Preferred Stock subject to redemption for the Fiscal Year shall be entitled to redemption of shares on a pro rata basis with other holders of Series A' Preferred Stock subject to redemption at that time.

                  3. NO CUMULATIVE RIGHTS. The determination of whether there shall be a mandatory redemption of Series A' Preferred Stock shall be made on a Fiscal Year basis and there shall be no cumulative rights to redemption on a year-to-year basis.

                  4. BOARD ELECTION TO REDEEM WITH CASH OR COMMON STOCK. After its determination of Designated Available Funds for a Fiscal Year, the Board shall have discretion, in its sole authority, to redeem the Series A' Preferred Stock eligible for redemption pursuant to this Section 2.B in cash or in shares of the Corporation's Common Stock with a FMV equal to the Designated Available Funds. The fair market value ("FMV") of the Corporation's Common Stock shall be determined as follows: (a) if the Common Stock is traded on a securities exchange or through the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the ten
(10) day period ending three (3) days prior to the date the Board determines that Designated Available Funds are available for redemption of the Series A' Preferred Stock; (b) if the Common Stock is actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the ten (10) day period ending three (3) days prior to the date the Board determines that Designated Available Funds are available for redemption of the Series A' Preferred Stock; and (c) if there is no active public market for the Common Stock, the value shall be the fair market value thereof, as determined in good faith by the disinterested members of the Board.

         C. ELECTIVE REDEMPTION. The Corporation may from time to time solely at its sole and exclusive option redeem or otherwise acquire any or all outstanding shares of Series A' Preferred Stock for cash or for shares of the Corporation's Common Stock (with a FMV on the date the Board elects to redeem the Series A'



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Preferred Stock) of $1.00 per share of Series A' Preferred Stock redeemed. If the Corporation elects to voluntarily redeem shares under this Section 2.C, every holder of Series A' Preferred Stock shall have the right to cause the Corporation to redeem the same number of that holder's Series A' Preferred Stock.

         D. REDEMPTION OR PURCHASE PRICE. In all events, the "Redemption Price" for the redemption or other acquisition by the Corporation of shares of Series A' Preferred Stock shall be $1.00 per share or the appropriate percentage of $1.00 per share for any fraction of one share.

         E. NOTICE OF REDEMPTION. The Corporation will mail by registered mail written notice of each redemption of Series A' Preferred Stock to each record holder of Series A' Preferred Stock not more than sixty days after the date the Board of Directors approved the redemption. Upon mailing any notice of redemption, the Corporation shall become obligated to redeem the total number of Series A' Preferred Stock specified therein at the time of redemption specified therein, which time shall in no event be later than ninety days after the Board of Directors approved the redemption.

         F. EFFECT OF REDEMPTION OR PURCHASE. Any share of Series A' Preferred Stock that is redeemed or otherwise acquired by the Corporation shall be deemed canceled immediately upon redemption or acquisition by the Corporation without any further act or notice and shall not be reissued, sold or transferred. In case fewer than the total number of Series A' Preferred Stock shares represented by any certificate are redeemed, the Corporation will issue a new certificate representing the number of unredeemed Series A' Preferred Stock shares to the holder thereof without cost to such holder.

         G. CANCELLATION. If any shares of Series A' Preferred Stock remain outstanding as of 11:59 p.m. Central Time on January 16, 2015 issued by the Corporation, such share shall be deemed canceled immediately without any act or notice by the Corporation and all rights attendant to such share shall cease.

    Section 3. LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation during the Redemption/Cancellation Period, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Series A' Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock of the Corporation or any other preferred stock of the Corporation, by reason of their ownership thereof, an amount equal to $1.00 for each share, as appropriately adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like.

        All preferential amounts to be paid to the holders of the Series A' Preferred Stock under this Section 3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for (or the distribution of any assets of the Corporation to) the holders of other preferred stock or the Common Stock of the Corporation in connection with such liquidation, dissolution or winding-up and the holders of such other preferred stock or the Common Stock of the Corporation shall share ratably all remaining assets of the Corporation with no further right of participation accruing to any holder of Series A' Preferred Stock. If the assets or surplus funds to be distributed to the holders of the Series A' Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount in the event of a liquidation, dissolution or winding up of the affairs of the Corporation, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Series A' Preferred Stock in proportion to the full preferential amount each such holder would otherwise be entitled to receive.

    Section 4.  VOTING RIGHTS.

         A. LIMITED VOTING RIGHTS. The holders of shares of Series A' Preferred Stock shall not be entitled to vote upon matters submitted to stockholders for a vote.



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         B. NOTICE. The holders of Series A' Preferred Stock shall not be entitled to receive notice of meetings of the stockholders.

         C. AMENDMENTS. No amendment shall be made to this Certificate of Designations without the consent of the holders of a majority of the outstanding shares of Series A' Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Chief Financial Officer this 14th day of February 2003.


                                                   By: /S/ PATRICIA G. KRISS
                                                       -----------------------
                                                       Patricia Kriss
                                                       Chief Financial Officer